Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Industrial Income Trust Inc.

We have audited the accompanying statement of revenues and certain expenses of the Cactus Distribution Centers for the year ended December 31, 2011. This financial statement is the responsibility of the Cactus Distribution Centers’ management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K/A of Industrial Income Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of the Cactus Distribution Centers’ revenues and expenses. In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Cactus Distribution Centers for the year ended December 31, 2011, on the basis of accounting described in Note 1.

/s/ Ehrhardt Keefe Steiner & Hottman PC

July 24, 2012

Denver, Colorado

CACTUS DISTRIBUTION CENTERS

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

(dollars in thousands)	For the Three Months Ended March 31, 2012	For the Year Ended December 31, 2011
	(unaudited)
Revenues:
Rental revenue	$2,231	$8,925
Reimbursement and other revenue	396	1,634

Total revenues	2,627	10,559

Certain expenses:
Real estate taxes	302	1,193
Operating expenses	38	205
Insurance	41	147
Management fees	28	97

Total certain expenses	409	1,642

Excess of revenues over certain expenses	$2,218	$8,917

The accompanying notes are an integral part of these financial statements.

CACTUS DISTRIBUTION CENTERS

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES FOR THE THREE

MONTHS ENDED MARCH 31, 2012 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2011

1.	Description of Business and Summary of Significant Accounting Policies

On May 10, 2012, Industrial Income Trust Inc. (the “Company”), through one of its wholly-owned subsidiaries, acquired a 100% fee interest in two industrial buildings aggregating approximately 1.6 million square feet on 96.4 acres. The buildings are located in Phoenix, Arizona (collectively, the “Cactus Distribution Centers”). The total aggregate purchase price was approximately $131.7 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. The Company funded the acquisition using proceeds from its public offerings.

The accounting records of the Cactus Distribution Centers are maintained on the accrual basis of accounting. The accompanying statements of historical revenues and certain expenses were prepared pursuant to Rule 3-14 of Regulation S-X promulgated by the SEC, and exclude certain material items. Such material items include mortgage interest, depreciation and amortization, and other administrative costs not directly related to the future operations of the Cactus Distribution Centers. These financial statements are not intended to be a complete presentation of the Cactus Distribution Centers revenues and expenses, due to the exclusion of certain expenses which may not be comparable to the proposed future operations of the Cactus Distribution Centers.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations could be significantly impacted by the rental markets in which the Cactus Distribution Centers is located, as well as by general overall economic conditions. Management is not aware of any material factors, other than those discussed above, that would cause the information included herein to not be necessarily indicative of future operating results.

In the opinion of management, the unaudited information for the three months ended March 31, 2012 included herein, contains all of the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the three months ended March 31, 2012. Results of the interim period are not necessarily indicative of results to be expected for the year.

2.	Operating Leases

The Cactus Distribution Centers revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. The Cactus Distribution Centers record rental revenue for the full term of the lease on a straight-line basis. The difference between rental income earned on a straight-line basis and cash rent due under the provisions of the lease agreements is recorded as a component of straight-line rent and accounts receivable. This accounting treatment resulted in a decrease in rental income of approximately $0.2 million for the three months ended March 31, 2012 (unaudited) and an increase in rental income of approximately $4.1 million for the year ended December 31, 2011.

Approximate future minimum rentals revenues under non-cancelable, in-place leases as of December 31, 2011, are as follows:

(dollars in thousands)	Amount
2012	$9,168
2013	9,309
2014	9,452
2015	9,599
2016	9,749
Thereafter	35,241

Total	$82,518

Tenant reimbursements of operating expenses are included in reimbursement and other revenue in the accompanying statement of revenues and certain expenses.

As of December 31, 2011, the Cactus Distribution Centers were fully occupied. The following table exhibits those tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2011, and the corresponding percentage of the future minimum rental revenues:

Tenant	Industry	Lease Expiration	% of 2011 Lease Payments	% of Future Minimum Lease Payments
Amazon.com.AZDC, LLC	Online retailer	April 2021	61.8%	86.8%
Home Depot U.S.A., Inc.	Home improvement	May 2017	38.2%	13.2%

Both leases above contain tenant lease renewal options for various periods under varying terms that may or may not be similar to the existing leases.

2